Filed Pursuant to Rule 433

Registration No. 333-126811

DJ-AIG Commodity Index Efficient Participation Notes

Series 1

Securities linked to the Dow Jones AIG Commodity Index (SM)

142% Upside Participation / Not Principal Protected

At Maturity, you will receive a return equal to 142% of the upside performance of the Dow Jones AIG Commodity Index if the return of the Index is positive over the term of the Notes. If the return of the Index is flat or negative, you may receive 100% of your principal back or less if the Index has fallen more than 20%. A more detailed description is available in the Prospectus. The Securities are not principal protected. Your investment in the Securities could decrease in value.

Issuer	Barclays Bank PLC

Issuer Rating	AA by S&P and Aa1 by Moody’s

Currency	USD

Nominal Issue Size	$3,290,000

Principal Amount per Security (“Principal”)	$10,000

Minimum Purchase Amount	$50,000

Initial Date	March 29, 2006

Issue Date	April 5, 2006

Final Valuation Date	March 29, 2011

Maturity Date	April 5, 2011

Index	The Dow Jones AIG Commodity Excess Return Index (SM) as reported on Bloomberg under the ticker symbol: DJAIG

Index Providers	Dow Jones and AIG

Payment at Maturity

At Maturity, you will receive an amount in cash for each note held determined as follows:

If IndexFinal is greater than or equal to IndexInitial:

Principal x [100% + Participation * (IndexFinal/IndexInitial – 100%)] ; or

If IndexFinal is less than IndexInitial:

Principal x [100% - MAX (0, 125% * (80% - IndexFinal/ IndexInitial))]

Where

IndexFinal means the closing Index level on the Valuation Date; and

IndexInitial means the closing Index level on the Initial Date.

Participation	142%

Listing	None

Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

Cusip Number	06739F AX 9

Periodic Interest	None

Business Days	London and New York

Business Day Convention	Modified Following

Calculation Agent	Barclays Bank PLC

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated September 22, 2005, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor - Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.